                                                    EXHIBIT 10.15

                             TERMINATION AGREEMENT
                                      AND
                          GENERAL RELEASE AND WAIVER

     This Termination Agreement and General Release and Waiver
("Agreement") is made and entered into this 19th day of September 1994, between Robert H. Writz (hereinafter "you" or "your") and Sun Company, Inc., on behalf of itself and its subsidiaries ("Company").

     WHEREAS, you are an employee of the Company who will be terminating employment effective February 28, 1995; and

     WHEREAS, the Company has agreed to offer to you enhanced termination benefits in connection with such termination, and you have agreed to a release and waiver of claims.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, this Agreement replaces and supersedes all other agreements, oral or written, between you and the Company concerning your employment, separation or retirement, and you and the Company agree as follows:

A.   BASIC TERMS

     1. Effective March 1, 1995, you will retire from the Company. Your retirement benefit will be calculated based upon the terms and conditions of the Sun Company, Inc. Retirement Plan (SCIRP).

     2. Effective March 1, 1995, you will be entitled to receive a supplemental retirement benefit equal to the difference between the benefit calculated under the Sun Executive Retirement Plan
          (SERP) (which is adjusted by providing an additional five (5) years, allocated between age and service in such a manner as produces the maximum benefit) and the basic retirement benefit payable under the Sun Company, Inc. Retirement Plan. In the event of your death, your spouse will be entitled to receive fifty percent (50%) of the preceding supplemental retirement benefit. Exhibit A delineates your total retirement benefits.

     3. Effective March, 1995, you (or your beneficiary in the event of your death) will begin to receive salary continuation payments of $6,397 per month for 116 months until you reach age 62.
          Alternatively, you may elect to receive a single lump sum payment as illustrated in Exhibit B.

     4. You will be considered for an award under the 1994 Sun Company, Inc. Executive Incentive Plan. Your award will be determined on the basis of an assessment of both Company and individual performance. For purposes of the individual performance assessment, a factor of 100 will be used. The Company factor will be determined by the Compensation Committee of the Board of Directors in accordance with an assessment against previously defined and communicated performance criteria. Any such award so determined will be paid approximately March 15, 1995.

     5. If first approved by the Compensation Committee of the Board of Directors of Sun Company, Inc., you may continue to exercise any stock options that are exercisable (which may take into account any proration upon retirement) for up to thirty-six (36) months following retirement. In lieu of exercising certain stock options granted to you under the Sun Company, Inc. Long-Term Incentive Plan, you may exercise related alternate appreciation rights (AARs) for a period of up to six (6) months after retirement. Exercise of these AARs will automatically cancel a corresponding number of stock options. Limited rights associated with each stock option will automatically be terminated six (6) months from your retirement date, in accordance with the terms and conditions of the Sun Company, inc. Long-Term Incentive Plan and Executive Long-Term Stock Investment Plan.

     6. You are entitled to medical insurance in accordance with the retiree medical program.

     7. You are entitled to permanent, unreduced retiree life insurance coverage equal to $371,000.

     8. Your eligibility for reimbursement of qualified expenses under the Company's Club Guidelines will cease on December 31, 1994.

     9. You may continue to utilize the financial counseling program until December 31, 1995. (Your account balance available for use from July 1, 1994 through December 31, 1995 is $6,826.85.) Any balance remaining in your account as of December 31, 1995, will be paid to you in a single lump sum payment.

     10. You will be provided individual outplacement assistance through Manchester Associates program for senior executives.

     11. Any unused vacation remaining at the time of your retirement (up to a maximum of twenty-five (25) days), will be paid to you in a single lump sum after February 28, 1995.

     12. You will be entitled to a parking space at 11PC as currently provided through February 28, 1995.

     13. You agree to make yourself available through 1995 to consult with the Company on an as needed basis with regard to the disposition of certain assets associated with Radnor Corporation and Sun Coal Company. In consideration for your availability to provide consultation, the Company agrees to pay you a sum of $75,000. Such payment will be made on July 1, 1995.

     14. Subject to Canadian legal requirements, you agree to remain on the Suncor Board of Directors until the earliest of the following occurs: (1) March 1, 1995; (2) the acceptance by you of employment with another entity in the oil or a related industry; or (3) the ownership interest of Sun in Suncor becomes less than controlling.

     15. Except with respect to unlawful or unauthorized activities, the Company agrees to indemnify you and hold you harmless with respect to all of your acts as an employee of the Company during your term of employment.

     16. You will be entitled to keep your car phone; however, the Company will cease reimbursement of related expenses for car phone services after February 28, 1995.

     17. All questions or requests for further information should be referred to Jim Nocito at (215) 246-8342, who will work with you on arrangements and payments.

B.   GENERAL RELEASE

     1. You acknowledge that there are various local, state and federal laws that prohibit employment discrimination based on age, sex, race, color, national origin, citizenship, religion, disability or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor, and state human rights agencies.

     2. In consideration of the enhanced benefits provided to you under this Agreement, in particular with respect to Paragraphs A.2, A.3 and A.13, you agree to completely release, relinquish, waive and discharge the Company, its subsidiaries and all other related corporate entities, its and their employees, officers, directors, agents and successors (hereinafter "Company") from all claims, liabilities, demands and causes of action known or unknown, fixed or contingent (including claims or rights arising under the Age Discrimination in Employment Act of 1967, as amended), which you may have or claim to have against the Company arising out of or in any way related to your employment with Company or the termination of that employment. This includes, but is not limited to, a release of any rights or claims you may have under:

          (a) The Age Discrimination in Employment Act, which prohibits age discrimination in employment;
          (b) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex;
          (c) Any other federal, state or local laws or regulations prohibiting employment discrimination;
          (d)   Breach of any express or implied contract claims;
          (e) Wrongful termination or any other tort claims, including claims for attorney's fees, whether based on common law, or otherwise.

          Exceptions: By signing this release, you do not waive your right to: (a) Claims arising under any applicable Worker's Compensation laws; (b) any claims which the law states may not be waived; and
          (c) your vested rights under the regular employment plans of the Company, in effect as of the date this Release was given to you.

     3. It is mutually understood that this release does not have any effect on any claims that you may have that arise after the date this Agreement is signed.

     4. You promise not to file any lawsuit asserting any cause of action or claims released in Paragraph B.2. If you violate this release by suing the Company, you agree that you will pay all costs and expenses of defending against the suit by the Company, including reasonable attorneys' fees.

     5. You agree to keep all the terms of this Agreement completely confidential, and you will not disclose any information concerning this Agreement to anyone other than your immediate family and your personal legal and tax advisors.

     6. You agree that nothing in this Agreement shall, in any way, be construed as an admission by the Company of any acts of impermissible discrimination against you or any other person; and the Company specifically disclaims any liability to you or any acts of impermissible discrimination against you or any other person on the part of itself, its employees, or its agents.

     7. This release and waiver includes, but is not limited to, any and all claims by you for attorneys' fees and costs incurred by you in connection with your employment termination.

     8. This Agreement will be construed in accordance with the laws of the Commonwealth of Pennsylvania.

     9. You agree that if any term or provision of this Release is determined by a court or other appropriate authority to be invalid, void, or unenforceable for any reason, the remainder of the terms and provisions of this Release shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     10. You are advised to consult with an attorney prior to your signing this Agreement.

     11. You will have a period of twenty-one (21) days within which to consider this Agreement.

     12. You will be permitted to revoke this Agreement for a period of at least seven (7) days following your execution of this Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired.

     13. You acknowledge and agree that you have carefully read and fully understand all the provisions of this Agreement which sets forth the entire agreement between you and the Company on the subjects covered herein, and you acknowledge that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement.

     IN WITNESS WHEREOF, we the undersigned, either individually or on behalf of the Company, declare that we have read the foregoing and voluntarily agree to the conditions and obligations set forth herein, effective the 19th day of September, 1994.

Dated: September 27, 1994              s/ROBERT H. WRITZ
                                       -----------------
                                       Robert H. Writz

Dated: September 27, 1994              s/CAROL G. DRIVER
                                       -----------------
                                       Carol G. Driver
                                       Notary Public

                                       (Seal)

Dated: September 19, 1994              s/A. LITTLE, JR.
                                       -----------------
                                       A. Little, Jr.
                                       Vice President - Human Resources
                                       Sun Company, Inc.

                                       Subscribed to and sworn before me:

Dated: September 19, 1994              s/THOMAS BROWNLIE, JR.
                                       ----------------------
                                       Thomas Brownlie, Jr.
                                       Notary Public

                                       (Seal)

                                                    EXHIBIT A

                                ROBERT H. WRITZ

                         ESTIMATED RETIREMENT BENEFIT*


SERP / 5:
     Monthly         $11,079
     Lump Sum        $1,609,000

Section 415 of the IRS code limits amounts that can be paid from a qualified plan and hence subject to favorable tax treatment. Of the totals above, the following Section 415 limits have been estimated:

     Monthly         $1,663
     Lump Sum        $239,000

- -----------
*Projected benefits as of 3/1/95 and based upon August, 1994 PBGC factors.
 Actual retirement benefit for March 1, 1995 retirement will be calculated on or about February 15, 1995. At this time the PBGC factor for March, 1995 retirements will be known.

                                                    EXHIBIT B

                                ROBERT H. WRITZ
                              SALARY CONTINUATION

          $ 5082     Base per Week
        x  52.14
        --------
        $265,000     Annualized Base (Cash Plus RSU's)

        x   1.40     Guideline Bonus of 40% for 3352 HP
        --------
        $371,000     Base Plus Bonus (1x TCC)

        x      2
        --------
        $742,000     2x TCC

        /    116     # of Months to Age 62
        --------

       * $ 6,397     Per Month for 116 ** Months to Age 62
        ========     for a Total Payment Stream of $742,052
                                                   ========

- -----------
 *Alternately a lump sum payment may be elected based upon the discount factor in effect for March, 1995 retirements. To illustrate; using 120% of the July 1994 PBGC factor of 5.5% yields a lump sum amount of $547,498.
**Based upon a 03/1/95 retirement.

  95:03                                     62:00
- - 42:11   D.O.B.                          - 52:04
- -------                                   -------
  52:04   Age at Retirement                  9:08   or 116 Months to Age 62